Exhibit 10.4

September 4, 2024

Ronald W. Hovsepian

195 Underwood Street

Holliston, MA 01746

Dear Ron:

I am pleased to formally offer you the role of Executive Chair and Chief Executive Officer of Skillsoft Corp. (the “Company”). This is a full-time, exempt position, reporting to the Board of Directors of the Company (the “Board”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in Annex I, which is incorporated herein by reference. This letter (the “Agreement”) memorializes the specific terms and conditions regarding your employment with the Company and is effective as of September 4, 2024 (the “Effective Date”):

Job Title	Executive Chair and Chief Executive Officer.
Reporting To	Solely and directly to the Board.
Authorities

Customary authorities and duties provided to a CEO (all executives of the Company shall report directly or indirectly to you, provided that executives may report directly to the Board or any committee thereof with respect to any matter reasonably requested by the Board or such committee from time to time as circumstances warrant).

Outside Activities

You are not precluded from (i) serving on the boards of directors of not-for-profit entities, (ii) serving on the boards of directors of other corporations as the Board may approve from time to time for so long as such directorship does not interfere or conflict with your responsibilities to the Company, provided, that any determination regarding such interference or conflict shall be made in the Company’s reasonable good faith discretion, and upon a finding of any such interference or conflict, you agree and acknowledge that you shall resign from such directorship as soon as practicable, (iii) engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities (including periodic speaking engagements which do not interfere or conflict with your responsibilities to the Company), or (iv) devoting a reasonable amount of time to your personal and family investments which do not interfere or conflict with your responsibilities to the Company. For the avoidance of doubt, the following boards or advisory relationships have been approved: Ansys, Valo Health, Machinery Partners, Cibo and FL 100 (and any successor entities unless a conflict would then occur).

Location	Remote; however, it is understood that you will travel at the Company’s sole expense to various office locations as required to perform your duties.
Start Date	Your “Start Date” in your new role was April 16, 2024.

Base Salary

As of the Start Date, your annual base salary is $772,500, less applicable withholdings, to be paid semi-monthly in accordance with the regular payroll practices of the Company and subject to adjustment (for increases but not decreases) from time to time by the Board in its discretion (as adjusted, from time to time, the “Base Salary”).

Annual Bonus Opportunity

With respect to each fiscal year you are employed by the Company, you shall be eligible to participate in an annual cash bonus program in which other senior executives at the Company participate, pursuant to which you will be eligible to earn a target annual bonus equal to 100% of your Base Salary (the “Target Bonus”), subject to a maximum payout and other details established by the Board. For the avoidance of doubt, any annual bonus earned in respect of fiscal year 2025 will not be prorated. The annual bonus payments shall be made at the same time as made to other senior executives generally and in all events during the fiscal year following the fiscal year to which the bonus relates.

Signing Bonus

The Company shall pay you a one-time signing bonus of $1,500,000 (the “Signing Bonus”), subject to all applicable tax reporting and withholding requirements, payable upon the Company’s first regular payroll date that is at least five (5) business days following the Effective Date. The Company shall pay you (or your estate) the Signing Bonus in the event of your termination with Good Reason or termination by the Company without Severance Cause or upon your death or termination for Disability prior to scheduled payment of the Signing Bonus.

New Hire and Subsequent Equity Grants

In connection with your commencement of employment, the Company shall grant you an award of 500,000 time-based restricted stock units (the “Initial RSUs”) within 30 days following the Effective Date. The Initial RSUs will vest ratably over a four-year period in equal quarterly installments (rounded down to the nearest whole share, other than with respect to the final vesting date) beginning on the three-month anniversary of the Start Date (i.e., a quarterly installment shall be deemed vested as of the Effective Date), subject to your continued employment through the applicable vesting date, except as expressly set forth herein. In the event of a Change in Control (as defined in the Company’s 2020 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”)) during your employment and prior to the time that all of the Initial RSUs have vested, the then-unvested Initial RSUs that would otherwise be scheduled to vest over the 18-month period immediately following such Change in Control shall become vested as of such Change in Control (notwithstanding any provision in the Plan or award agreement to the contrary and, for the avoidance of doubt, no action by any acquiror or the Company shall adversely impact the vesting schedule of any such awards), and any Initial RSUs that remain unvested as of such Change in Control will be assumed or substituted for in accordance with Section 11(b) of the Plan (or shall vest immediately if not assumed or substituted for).

You will be eligible for grants of equity awards after 2025 consistent with grants made to other senior executives of the Company and commensurate with your position at the Company relative to such other executives, subject to Company performance and other factors as may be determined by the Board or any committee thereof.

With respect to time-vesting restricted stock units and other time-vesting equity awards granted to you following the Effective Date that are not Initial RSUs, in the event of a Change in Control during your employment and prior to the time that all of such awards have vested, the then-unvested time-vesting restricted stock unit and other unvested time-vesting equity awards granted to you after the Effective Date that are not Initial RSUs and that would otherwise be scheduled to vest over the 12-month period immediately following such Change in Control shall become vested as of such Change in Control, and any time-vesting restricted stock unit and other time-vesting equity awards granted to you following the Effective Date that are not Initial RSUs that remain unvested as of such Change in Control will be assumed or substituted for in accordance with Section 11(b) of the Plan (or shall vest immediately if not assumed or substituted for).

The Initial RSUs shall be subject to the terms and conditions of the Plan and a related award agreement.

The Initial RSU award agreement shall include non-competition and non-solicitation clauses applicable during employment and for 12 months thereafter. In the event of any conflict between the scope of any non-competition and non-solicitation clauses contained in award agreements and scope of such clauses in the Restrictive Covenants Agreement (defined and described below), the scope of such clauses in the Restrictive Covenants Agreement shall control.

No right to any shares is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting or employment.

Performance-Based Award

You will be eligible to earn a performance-based award (the “Performance Award”) based on the thirty (30)-consecutive trading day volume-weighted average price (based on volume and price) of a share of the Company’s common stock (“30-day VWAP”) and certain additional time-based vesting criteria, in each case, as described below.

The amount of the Performance Award will be determined as follows:

	●	If the Company achieves a 30-day VWAP of $30.00 or greater on or prior to April 16, 2026 (the “Full First Tranche”), the amount of the Performance Award that is earned will be $6,000,000.

	●	If the Company achieves a 30-day VWAP of $30.00 or greater after December 31, 2026 but on or prior to December 31, 2028 (the “Reduced First Tranche”), the amount of the Performance Award that is earned will be $3,000,000.

	●	If the Company achieves a 30-day VWAP of $40.00 or greater on or prior to December 31, 2028 (the “Second Tranche”), the amount of the Performance Award that is earned will be an additional $4,000,000.

	●	If the Company achieves a 30-day VWAP of $50.00 or greater on or prior to December 31, 2028 (the “Third Tranche”), the amount of the Performance Award that is earned will be an additional $4,000,000.

	●	If the Company achieves a 30-day VWAP of $70.00 or greater on or prior to December 31, 2028 (the “Fourth Tranche”), the amount of the Performance Award that is earned will be an additional $2,000,000.

	●	If the Company achieves a 30-day VWAP of $100.00 or greater on or prior to December 31, 2028 (the “Fifth Tranche”), the amount of the Performance Award that is earned will be an additional $4,000,000.

The earned portion of the Performance Award, if any, will be subject to the following vesting conditions:

	●	50% of any Tranche of the Performance Award that is earned, if any, will vest upon the achievement of the applicable 30-day VWAP hurdle, as set forth above, and

	●	50% of any Tranche of the Performance Award that is earned, if any, will vest on the one (1)-year anniversary of the achievement of the applicable 30-day VWAP hurdle, as set forth above,

in each case, subject to your continued employment through the applicable vesting date, except as expressly provided in this Agreement.

Any Tranche of the Performance Award that is earned and vests will be paid out in cash or, if so determined by the Board (or a committee thereof), shares of the Company’s common stock under the Plan (or any other equity plan then in effect) in accordance with the terms of the Plan (or such other plan), in any case, within thirty (30) days following the applicable vesting date. If the Performance Award is paid out in shares of the Company’s common stock, the number of shares will be determined based on the closing price of a share of the Company’s common stock on the payment date.

●	In the event of a Change in Control during your employment and on or prior to December 31, 2028, the amount of the Performance Award that will be earned and will vest upon such Change in Control, if any, will be determined as follows (in each case, without duplication): If the Full First Tranche or the Reduced First Tranche of the Performance Award has already been earned but the Second Tranche of the Performance Award has not yet been earned as of the Change in Control, a prorated portion of the Second Tranche of the Performance Award, if any, based on the price per share in connection with such Change in Control by applying interpolation between the $30.00 VWAP performance hurdle and the $40.00 VWAP performance hurdle;

●	If the Second Tranche of the Performance Award has already been earned but the Third Tranche of the Performance Award has not yet been earned as of the Change in Control, a prorated portion of the Third Tranche of the Performance Award, if any, based on the price per share in connection with such Change in Control by applying interpolation between the $40.00 VWAP performance hurdle and the $50.00 VWAP performance hurdle;

●	If the Third Tranche of the Performance Award has already been earned but the Fourth Tranche of the Performance Award has not yet been earned as of the Change in Control, a prorated portion of the Fourth Tranche of the Performance Award, if any, based on the price per share in connection with such Change in Control by applying interpolation between the $50.00 VWAP performance hurdle and the $70.00 VWAP performance hurdle; or

●	If the Fourth Tranche of the Performance Award has already been earned but the Fifth Tranche of the Performance Award has not yet been earned as of the Change in Control, a prorated portion of the Fifth Tranche of the Performance Award, if any, based on the price per share in connection with such Change in Control by applying interpolation between the $70.00 VWAP performance hurdle and the $100.00 VWAP performance hurdle, and

●	In each case, upon such Change in Control, any unearned portion of the Performance Award will be automatically forfeited for no consideration.

For the avoidance of doubt, you may only earn each of the Full First Tranche, the Reduced First Tranche, the Second Tranche, the Third Tranche, the Fourth Tranche, and the Fifth Tranche one time. Except as expressly provided in this Agreement, there shall be no interpolation of VWAP achievement between any two (2) thresholds described above and there shall be no double counting of earning any amount of the Performance Award hereunder. Any amount of the Performance Award that has not been earned on or prior to December 31, 2028 will be forfeited and you will have no further eligibility to earn any amount of the Performance Award following such date. Any earned portion of the Performance Award that has not yet time vested shall fully vest upon the Change in Control, subject to your continued employment through the Change in Control, except as expressly provided in this Agreement.

The Board (or a committee thereof) will determine in good faith if the relevant 30-day VWAP thresholds have been satisfied and the resulting amount of the Performance Award, if any, that is earned.

In the event of a change in the capitalization of the Company, the Board (or a committee thereof) shall make equitable adjustments to the Performance Award as it in good faith deems necessary or appropriate in order to preserve the intended economic benefits of the Performance Award.
Benefits/Expenses

During your employment, you will be eligible to participate in the Company’s benefit plans and programs consistent with what the Company makes available to its other senior executives, including an executive physical and paid time off, subject to the Company’s policies. During your employment, you shall be entitled to paid time off each calendar year pursuant to the Company’s vacation policy. During your employment, you shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses upon timely presentation of appropriate documentation, all in accordance with the Company’s policies applicable to senior executives generally. Travel will be at business class in your reasonable discretion.  The Company shall reimburse or pay directly your legal fees reasonably and actually incurred in connection with the negotiation of this Agreement and ancillary documentation in an aggregate amount not to exceed $90,000.

Severance

(A) In the event your employment is terminated by the Company without Severance Cause or by you with Good Reason (each as defined on Annex I attached hereto), the Company shall pay or provide to you: (i) (a) accrued salary, payable upon the next following payroll date after your termination of employment, (b) expense reimbursement payable pursuant to the Company expense reimbursement policies and (c) accrued benefits pursuant to the terms of the Company’s employee benefit plans (the “Accrued Obligations”); (ii) payment of any accrued and unpaid Annual Bonus for the immediately prior year (“Prior Year Bonus”) payable when Annual Bonuses are paid to senior executives for such year based on actual performance; (iii) continued payment of two (2) times the sum of (x) the Base Salary and (y) the Target Bonus (not taking into account any reductions in Base Salary or Target Bonus which would constitute Good Reason or were otherwise made in the prior twelve (12) months), for a period of twenty-four (24) months following your termination of employment; (iv) a pro-rata Target Bonus for the fiscal year in which your termination of employment occurs (the “Pro Rata Bonus”); and (v) payment or reimbursement for the employer portion of costs of your continued participation in the group health benefits in which you were enrolled at the time of your termination for up to twenty-four (24) months available as continuation coverage under COBRA (subject to you timely electing such COBRA continuation coverage after your termination) (the “COBRA Amounts”).

(B) In the event your employment is terminated by the Company without Severance Cause or by you with Good Reason during the six (6)-month period prior to a Change in Control and in connection with such Change in Control or within the 12-month period following a Change in Control (such period, the “Initial RSU CIC Period”), the Company shall provide you with, in addition to the benefits described in paragraph (A) above, 100% accelerated vesting of any outstanding and unvested Initial RSUs and other unvested time-vesting restricted stock unit or other unvested time-based equity awards granted to you following the Effective Date, if any. In the event of a termination of your employment pursuant to this clause (B), the severance payments set forth in clause (A) shall be paid to you in a cash lump sum within thirty (30) days following the effective date of your release, to the extent compliant with Section 409A (as defined below).

(C) In the event your employment is terminated by the Company without Severance Cause or by you with Good Reason prior to a Change in Control and not within the Initial RSU CIC Period, you will be entitled to, in addition to the benefits described in paragraph (A) above, (i) accelerated vesting of any then-unvested Initial RSUs that would otherwise be scheduled to vest over the 18-month period immediately following such termination of employment, effective as of the termination date, and (ii) accelerated vesting of any then-unvested time-vesting restricted stock unit awards that are not Initial RSUs that would otherwise be scheduled to vest over the 12-month period immediately following such termination of employment, effective as of the termination date.

(D) In the event your employment is terminated by the Company without Severance Cause or by you with Good Reason prior to a Change in Control, you will be entitled to, in addition to the benefits described in paragraph (A), (B), and/or (C) above, as applicable, (i) accelerated time-based vesting of any portion of the Performance Award that has been earned based on performance but has not yet time-vested as of your termination of employment, (ii) if (w) the Full First Tranche or the Reduced First Tranche of the Performance Award has already been earned but the Second Tranche of the Performance Award has not yet been earned as of the termination date, a prorated portion of the Second Tranche of the Performance Award, if any, will be earned (for the avoidance of doubt, without duplication) and will immediately vest as of your termination of employment based on the VWAP over the thirty (30) consecutive trading days immediately preceding the date of your notice of termination of employment (the “Notice Date”) by applying interpolation between the $30.00 VWAP performance hurdle and the $40.00 VWAP performance hurdle, (x) the Second Tranche of the Performance Award has already been earned but the Third Tranche of the Performance Award has not yet been earned as of the termination date, a prorated portion of the Third Tranche of the Performance Award, if any, will be earned (for the avoidance of doubt, without duplication) and will immediately vest as of your termination of employment based on the VWAP over the thirty (30) consecutive trading days immediately preceding the Notice Date by applying interpolation between the $40.00 VWAP performance hurdle and the $50.00 VWAP performance hurdle, (y) the Third Tranche of the Performance Award has already been earned but the Fourth Tranche of the Performance Award has not yet been earned as of the termination date, a prorated portion of the Fourth Tranche of the Performance Award, if any, will be earned (for the avoidance of doubt, without duplication) and will immediately vest as of your termination of employment based on the VWAP over the thirty (30) consecutive trading days immediately preceding the Notice Date by applying interpolation between the $50.00 VWAP performance hurdle and the $70.00 VWAP performance hurdle, or (z) the Fourth Tranche of the Performance Award has already been earned but the Fifth Tranche of the Performance Award has not yet been earned as of the termination date, a prorated portion of the Fifth Tranche of the Performance Award, if any, will be earned (for the avoidance of doubt, without duplication) and will immediately vest as of your termination of employment based on the VWAP over the thirty (30) consecutive trading days immediately preceding the Notice Date by applying interpolation between the $70.00 VWAP performance hurdle and the $100.00 VWAP performance hurdle, and (iii) notwithstanding your termination of employment, any Tranche of the Performance Award or portion thereof that has not been earned as of the date of your termination of employment (after taking into account any prorated portion earned pursuant to clause (ii)) will remain outstanding and eligible to be earned (for the avoidance of doubt, without duplication) pursuant to the terms of the Performance Award for six (6) months following your termination of employment and, upon the date that is six (6) months following your termination of employment, any unearned portion of the Performance Award will be automatically forfeited for no consideration; provided, for the avoidance of doubt, that any amount(s) of the Performance Award earned pursuant to this clause (iii) will not be subject to any time-based vesting conditions.

The severance benefits set forth in paragraphs (A), (B), (C) and (D) above (except for the payments and benefits set forth in subsection (A)(i) above) are contingent upon your execution and non-revocation of a release of claims in substantially the form set forth as Annex III hereto and your continued compliance in all material respects with your obligations under the Restrictive Covenants Agreement.

Other Terminations

In the event of your voluntary termination (without Good Reason) or termination by the Company for Severance Cause, the Company shall provide you with the Accrued Obligations.

In the event of your death or termination for Disability, the Company shall pay or provide you (or your estate, dependents or beneficiaries, as applicable) with (i) the Accrued Obligations, (ii) the Prior Year Bonus, (iii) the Pro Rata Bonus, (iv) the COBRA Amounts for 24 months (subject to you (or your beneficiaries) timely electing such COBRA continuation coverage after your termination), (v) accelerated vesting of a portion of any then-unvested Initial RSUs and any then-unvested time-vesting restricted stock unit and other time-vesting equity awards that are not Initial RSUs, which amount that will accelerate will be a pro-rated amount based on the amount of time between the prior vesting date (or, with respect to the Initial RSUs, if during the three-month period following the Start Date, the Start Date) and the date of termination, and (vi) the treatment of the Performance Award, as set forth in subsections (D)(i) and (D)(ii) of “Severance” above, contingent upon the execution and non-revocation of a release of claims in substantially the form set forth as Annex III hereto and continued compliance in all material respects with your obligations under the Restrictive Covenants Agreement.

Indemnification

The Company agrees to indemnify you, advance expenses and hold you harmless to the maximum extent provided or allowable under the Indemnity Agreement, dated June 11, 2021, between you and the Company, which is incorporated herein by reference. The Company shall provide you with coverage under its directors’ and officers’ liability insurance policy to the same extent provided to other members of the Board and officers.

Tax Withholding	You acknowledge that all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

Section 280G

Subject to the provisions of this Agreement, in the event that, solely in connection with a Change in Control occurring on or before December 31, 2026, it is determined that any payment or distribution by the Company to you or for your benefit (each, a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount sufficient to pay the Excise Tax on the Payments plus any federal, state, or local income taxes, employment taxes, and any Excise Tax imposed upon the Gross-Up Payment; provided, that (A) the Gross-Up Payment will not exceed $10,000,000 in the aggregate if the price per share in connection with such Change in Control is less than $40.00, and (without duplication) (B) the Gross-Up Payment will not exceed an amount between $10,000,000 and $13,000,000 determined using linear interpolation if the price per share in connection with such Change in Control is between $40.00 and $50.00, and (without duplication) (C) the Gross-Up Payment will not exceed $13,000,000 in the aggregate if the price per share in connection with such Change in Control is equal to or greater than $50.00.

If there is a Change in Control and any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive from the Company or otherwise, including any gross-up as described in the preceding paragraph (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in the your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (A) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (B) payment of only a part of the Transaction Payment so that your receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), and you shall be entitled to payment of whichever amount shall result in a greater after-tax amount for you. For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, the reduction in payments and/or benefits shall occur in the following order: (1) first, reduction of cash payments, in reverse order of scheduled payment date (or if necessary, to zero), (2) then, reduction of non-cash and non-equity benefits provided to you, on a pro rata basis (or if necessary, to zero) and (3) then, cancellation of the acceleration of vesting of equity award compensation in the reverse order of the date of grant of your equity awards.

Unless you and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and you as requested by the Company or you. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section, including any fees that may be reasonably incurred in connection with your seeking advice from such Accountants in connection with the foregoing. The Company shall make such Accountants available to you as needed by you in good faith in seeking such advice.

Notwithstanding the foregoing, in the event that no stock of the Company or its affiliates is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change in Control, the Company shall submit to a vote of shareholders for approval the portion of the Transaction Payments that equals or exceeds three times your “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and you shall cooperate with such vote of shareholders, provided that you may execute, but shall not be required to execute, any documentation subjecting your entitlement to all Excess Parachute Payments to such shareholder vote.

Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code (“Section 409A”), and this Agreement shall be interpreted and construed in accordance with such intent. The Company and its affiliates shall not be liable for any tax, interest, penalty, or damages that you may incur in connection with Section 409A. If the parties in good faith agree that this Agreement is not in compliance with Section 409A, the parties agree to take good faith reasonable actions to modify this Agreement to comply with Section 409A while endeavoring to maintain the intended economic benefits.

With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A, and to the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any term of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Section 409A and references to a “termination,” “termination of employment,” or like terms will mean such a “separation from service.”

Notwithstanding anything to the contrary in this Agreement, if you are deemed on the date of a termination of employment to be a “specified employee” within the meaning of that term under Section 409A, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) your date of death, to the extent required under Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

With respect to any payment or benefit under this Agreement that constitutes deferred compensation subject to Section 409A and that is not otherwise exempt from the application of Section 409A, then, if the period during which you may consider, sign or revoke the release of claims spans two calendar years, the payment of such payment or benefit will not be made or begin until the later calendar year.

In no event shall the Company or any of its affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

As a condition of employment, you agree to sign and abide by the Restrictive Covenants Agreement attached hereto as Annex II (the “Restrictive Covenants Agreement”), which is incorporated herein by reference. This Agreement is also contingent upon your full and complete disclosure to the Company of any and all agreements (non-competition, non-solicitation, employment, confidentiality or otherwise) with any prior employer, clients, principals, partners or others which could in any way limit you either contractually or otherwise from engaging in any business activities required or contemplated by the Company in this Agreement. The Company reserves the right to withdraw this Agreement in the event that it determines or believes that any contractual or other obligation (i) may materially limit your ability to engage in business activities for the Company, or (ii) may be breached by virtue of your entering into this Agreement or becoming employed by the Company. Further, you agree that you will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party’s consent.

You represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this Agreement.

Please note this Agreement is meant to confirm the terms and conditions we discussed. You should be aware that your employment with the Company constitutes at-will employment. As a result, your employment can be terminated by the Company at any time, with or without Severance Cause or Restrictive Covenant Cause, and you may terminate your employment for any reason hereunder with thirty (30) days prior written notice.

This Agreement, along with the Restrictive Covenants Agreement and any applicable award agreements, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral, between you and any other representative of the Company, and shall be governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles. This Agreement may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. At the time you sign and return it, this Agreement will take effect as a binding agreement between you and the Company on the basis set forth above.

We look forward to the continued benefit of your expertise and leadership.

Sincerely,

Rich Walker

Chief Financial Officer

ACCEPTED:

Ronald W. Hovsepian	Date

ANNEX I
Defined Terms

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Disability” shall mean that you, at the time notice of termination by the Company is provided, have been unable to perform your duties under this Agreement for a period of not less than six (6) consecutive months as a result of illness or injury, as determined for purposes of the Company’s long-term disability income insurance and subject to such condition resulting in you being disabled within the meaning of Section 409A. The Company’s notice of termination shall specify the nature of the Disability.

“Good Reason” shall mean any of the following events or conditions occurring without your express written consent prior to such event or condition, provided that you shall have given notice of such event or condition asserted to give rise to Good Reason within a period not to exceed 60 days after your knowledge of the initial existence of such event or conditions, and the Company has not remedied such event or condition within 60 days after receipt of such notice, and you shall have terminated employment within 30 days after the period in which the Company is entitled to cure the asserted Good Reason: (i) a material demotion, material reduction in responsibility or material change in reporting, or the assignment of duties to you that are substantially inconsistent with your position, including removal from your position as Executive Chair (other than as a result of your failure to be re-elected to the Board by the Company’s shareholders); (ii) a reduction in your base salary or your then-current target bonus percentage; (iii) the Company’s failure to pay material compensation when due and payable; (iv) a material breach by the Company of this Agreement or any other material compensation agreement with you; or (v) a requirement that your principal place of employment no longer be remote or that you spend a significant amount of your work time from a location that is not your remote work location.

“Restrictive Covenant Cause” shall mean the occurrence of anything constituting Severance Cause and shall also mean (x) the Board’s good faith determination that it has a reasonable basis for dissatisfaction with your employment for reasons such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior or (y) other grounds for discharge that are reasonably related, in the Board’s honest judgment, to the needs of the business of the Company and its Affiliates.

“Severance Cause” shall mean the occurrence of any one of the following, as determined by the Board: (i) gross negligence or willful and material misconduct in the performance of, or your abuse of alcohol or drugs rendering you unable to perform, the material duties and services required for your position with the Company, which neglect or misconduct, if remediable, remains unremedied for 15 days following written notice of such by the Company to you; (ii) your indictment of or plea of nolo contendere for any crime involving moral turpitude or a felony; (iii) your commission of an act of material deceit or fraud with respect to the Company intended to result in your personal and unauthorized enrichment; or (iv) your material and intentional violation of the written policies of the Company or any of its Affiliates as in effect from time to time, your breach of a material obligation of yours to the Company pursuant to your duties and obligations under the Company’s organizational documents, or your material breach of an obligation of yours to the Company or any of its Affiliates pursuant to this Agreement or any award or other agreement between you and the Company or any of its Affiliates. By way of clarification, but not limitation, for purposes of this definition of the term Severance Cause, materiality shall be determined relative to this Agreement and your employment, rather than the financial status of the Company as a whole. No act or failure to act shall be treated as willful unless done or not done without good faith and without a reasonable belief that such action or inaction was in the best interests of the Company. The Company’s notice of termination shall specify the nature of the Severance Cause determination and, unless the action or failure or act is not by its nature curable by you, you shall have not less than fifteen (15) days to cure, and, if cured to the reasonable satisfaction of the Company, such action or failure to act shall not constitute Severance Cause. Poor performance shall not in and of itself constitute Severance Cause and you shall not be terminated for Severance Cause absent a 3/4 vote of the Board (excluding you) to terminate you for Severance Cause.

ANNEX II
Restrictive Covenants Agreement

This Restrictive Covenants Agreement (this “Agreement”) is made and entered into as of September 4, 2024 by and among Skillsoft Corp. (“Skillsoft”), on its own behalf and on behalf of all members of the Company Group (as defined below), as may exist from time to time, and Ronald W. Hovsepian (“I” or “me”) and is appended as Annex II to that certain letter agreement, dated as of the date hereof, by and between the parties hereto (the “Letter Agreement”).

1.    General.

I acknowledge the importance to the Company Group of protecting their Confidential Information (as defined below) and other legitimate business interests, including the valuable trade secrets and goodwill that they have developed or acquired. As a condition of my employment with Skillsoft, its subsidiaries, or their successors (together with Skillsoft, the “Company Group”), and in consideration of my employment with the Company Group, my receipt of the compensation now and hereafter paid to me by the Company Group, including but not limited to my equity award, my access to and use of the Company Group’s Confidential Information (as defined below), and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I agree that the following restrictions on my activities during and after my employment are reasonable and necessary to protect the legitimate interests of the Company Group:

2.    Confidential Information.

A.    Company Group Information. I agree at all times during the term of my employment and other associations with the Company Group and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company Group, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of Skillsoft (the “Board”), any Confidential Information of the Company Group, except (i) as required or reasonably appropriate in the course of my employment with the Company Group, (ii) under a non-disclosure agreement duly authorized and executed by the Company Group, (iii) as otherwise required by applicable law, regulation, court order or subpoena, or legal process or (iv) as reasonably appropriate pursuant to any legal process between me and the Company Group. I understand and agree that this restriction will continue to apply after the cessation of my employment for any reason. I understand that “Confidential Information” means any non-public confidential or proprietary information the Company Group has taken steps to protect that relates to the actual or anticipated business or research and development of the Company Group, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company Group’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company Group on whom I called or with whom I became acquainted during the term of my employment or other associations with the Company Group), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known or otherwise known within the industry of the Company Group and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B.    Former Employer Information. I agree that I will not, during my employment with the Company Group, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises of the Company Group any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C.    Third Party Information. I recognize that the Company Group has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company Group’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company Group consistent with the Company Group’s agreement with such third party.

D.    Non-Interference. I understand that the provisions of Section 2 of this Agreement (i) do not prohibit me from (x) reporting in good faith a possible violation of any law or regulation to a government agency, or (y) communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning any other matters relevant to such governmental agency or entity, including but not limited to agencies or entities such as the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or (ii) require me to furnish notice to the Company Group of any of the foregoing. I further understand that nothing in this Agreement shall interfere with my right to file a charge, cooperate or participate in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other regulatory or law enforcement agency. Finally, I understand that the Confidentiality provisions of this Agreement do not prohibit me from lawfully exercising my rights under Section 7 of the National Labor Relations Act to engage in concerted protected activity. I further understand and acknowledge that I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

3.    Inventions.

A.    Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company Group (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company Group’s proposed business, products or research and development, and which are not assigned to the Company Group hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company Group, I incorporate into a Company Group product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company Group a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B.    Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company Group, will hold in trust for the sole right and benefit of the Company Group, and hereby assign and agree to assign to the Company Group, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company Group (collectively referred to as “Inventions”), except as provided in Section 3(F) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company Group and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company Group’s sole discretion and for the Company Group’s sole benefit and that no royalty will be due to me as a result of the Company Group’s efforts to commercialize or market any such invention.

C.    Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company Group and the United States or any of its agencies.

D.    Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment or other associations with the Company Group. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company Group. The records will be available to and remain the sole property of the Company Group at all times. This shall not apply to any Inventions referenced in Section 3(F).

E.    Patent and Copyright Registrations. I agree to assist the Company Group, or its designee, at the Company Group’s expense, in every proper way to secure the Company Group’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company Group of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company Group shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company Group, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. I agree that I will not charge the Company Group for time spent in complying with these obligations (i) as long as I am employed by a member of the Company Group, and (ii) following my termination of engagement with the Company Group. If the Company Group is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company Group as above, then I hereby irrevocably designate and appoint the Company Group and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

F.    Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company Group do not apply to any invention which qualifies fully under the exceptions set forth in Exhibit B. I will advise the Company Group promptly in writing of any inventions that I believe meet the criteria in Exhibit B and not otherwise disclosed on Exhibit A.

4.    Conflicting Employment. I agree that, during the term of my employment with the Company Group, I will not engage in any other employment, occupation or consulting directly or indirectly related to the business in which the Company Group is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company Group; provided this will not preclude me from engaging in other civic, charitable, non-profit, industry or trade associations, or religious activities that do not conflict with the business interests of the Company Group and do not otherwise compete with the business of the Company Group that are disclosed to the Company Group in accordance with the terms set forth in Section 7(A)(1).

5.    Returning Company Group Documents. I agree that, at the time of leaving the employ of the Company Group, or at such earlier time or times as an authorized officer of Skillsoft may specify, I will promptly deliver to the Company Group (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company Group or otherwise belonging to the Company Group, its successors or assigns (other than de minimis items), including, without limitation, those records maintained pursuant to Section 3(D). In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C to Skillsoft promptly following such termination. I agree to disclose to Skillsoft, at the time of leaving the employ of the Company Group, or at such earlier time or times as an authorized officer of Skillsoft may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which I have password-protected on any computer equipment, network or system of the Company Group. Notwithstanding the foregoing, I shall be permitted to retain my contacts, calendars and correspondence of purely personal nature and any information and documentation related to my compensation or otherwise needed by me to prepare my personal tax returns.

6.    Notification of New Employer. In the event that I leave the employ of the Company Group, I hereby agree to provide notification to my new employer about my rights and obligations under this Agreement, including a copy of this Restrictive Covenants Agreement.

7.    Non-Competition; Non-Solicitation of Customers and Employees; Non-Disparagement

A.    I agree that, during the term of my employment with the Company Group, I will not personally, on the behalf of any persons, third parties, or entities or for the benefit of any persons, third parties, or entities:

(1)    be employed or engaged in (x) any other business or undertaking (except a Permitted Investment (as defined herein)) or (y) any civic, charitable, non-profit, industry or trade associations, religious or other activity unless such undertaking (i) does not interfere with my duties to the Company Group, does not conflict with the business interests of the Company Group and does not otherwise compete with the business of the Company Group (and is disclosed to the Company Group) or (ii) is approved by the Board prior to the date of this Agreement or from time to time thereafter (such approval, in the case of charitable, pro bono, educational activities or for-profit boards of directors, not to be unreasonably withheld).

(2)“    Permitted Investment” means an investment:

(a)    comprising not more than three percent (3%) of the shares or other capital of a company (whether listed or not); provided, that the relevant company in which the investment is made either (i) does not carry on a business which competes with the Company Group or (ii) does compete with the Company Group, but the investment is a passive investment in shares or other securities of the relevant company which are listed on a securities exchange; or

(b)    which is approved or consented to by the Board.

B.    I agree that during the term of my employment with the Company Group and for a period of twenty-four (24) months following my termination of employment (such employment and post-employment periods, in the aggregate, the “Non-Solicitation Period”), I will not, personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity or for the benefit of any other person, firm, company or other entity, (i) solicit, attempt to solicit, induce, attempt to induce, encourage or attempt to encourage, any customer or client of the Company Group to terminate or diminish his, her or its engagement with any of them, or (ii) seek to persuade any such customer or client, or any prospective customer or client of the Company Group, to conduct with anyone else any business activity which such customer or client or prospective customer or client could conduct, with any member of the Company Group; provided, however, that these restrictions will only apply to those customers and clients who:

(1)    are, or were, in the twenty-four (24) months immediately prior to the activity restricted by this Section 7(B), a customer or client of the Company Group, or whose business has been solicited on behalf of any member of the Company Group by any of its officers, employees or agents within such twenty-four (24)-month period, other than by form letter, blanket mailing or published advertisement; and

(2)    are customers or clients of the Company Group (i) with whom I had material business dealings or performed work for during the twenty-four (24) month period immediately prior to the activity restricted by this Section 7(B) and/or, (ii) that I obtained or acquired the Company Group’s Confidential Information about by virtue of my employment with the Company Group.

C.    I agree that during the Non-Solicitation Period, I will not, personally on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other entity, (i) hire or engage, or solicit, attempt to solicit, induce, attempt to induce, encourage, attempt to encourage, recruit or attempt to recruit for hiring or engagement, any employee of any member of the Company Group or seek to persuade any such employee to discontinue employment, or (ii) solicit or encourage any consultant providing services to any member of the Company Group to terminate or diminish such consultant’s engagement with any of them. For purposes of this Agreement, an “employee” or “consultant” of any member of the Company Group is any such individual with whom (i) I worked with, (ii) over whom I exercised managerial authority, or (iii) about whom I obtained or acquired Confidential Information about by virtue of my employment with the Company Group, during the twenty-four (24)-month period immediately prior to the activity restricted by this Section 7(C); provided that this Section 7(C) shall not apply to the solicitation or engaging of any employee, agent, or independent contractor pursuant to a blanket solicitation not specifically targeted at that employee, agent, or independent contractor and shall not prohibit me from providing personal references upon request. Notwithstanding any of the foregoing, activities engaged in by me on behalf of the Company Group are not restricted by the covenants described in Sections 7(B) and 7(C).

D.    I agree that during the term of my employment with the Company Group and for a period of twenty-four (24) months following my termination of employment, except for a termination without Restrictive Covenant Cause (as defined in the Letter Agreement) (the employment and post-employment periods, in the aggregate, the “Non-Competition Period”), I will not, except as an owner of Permitted Investments, personally on my own behalf or on behalf of or in conjunction with any other person, firm, company or other entity, or the benefit of any other person, firm, company or other entity, whether as an owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, in any Restricted Capacity:

(1)         be employed by or provide any services to a “Competitor” (as defined below) of the Company Group (including, for avoidance of doubt, in the same or substantially similar line(s) of business(es) that I supported while working for the Company Group), within the “Restricted Territory” (as defined below);

(3)          start or operate a business in the Restricted Territory which is, or is actively planning to be, set up with the objective of being a Competitor; or

(4)         have any ownership interest in a Competitor, except that of a Permitted Investment, as defined in Section 7(A)(2).

For purposes of this Agreement, the following definitions apply:

“Competitor” means a person or entity that operates, is actively planning to operate, a business in competition with the business of the Company Group by providing products and services provided by the Company Group, or products and services that the Company Group is actively developing or in the process of providing at any time during the period of my employment with the Company Group or, with respect to the portion of the Non-Competition Period that follows the termination of my employment, within the twenty-four (24)-month period immediately prior to the termination date of my employment with the Company Group provided that, subject to your advance notification of such activity to the Board and subject to your continuing obligation to comply with Section 2 hereof with respect to Confidential Information, it shall not constitute a competitive activity for you, following the end of the employment period, to serve (i) as a member of the board of directors for any entity whose revenues from a business that competes with that of the Company Group (as being conducted immediately prior to my termination of employment) do not exceed 5% of its revenues, and whose competitive business represents less than 5% of the revenues of the Company or (ii) as an advisor or employee of any unit, division, subsidiary or affiliate of a Competitor which is not competitive to the Company Group provided (i) I am not providing services or directing any other to provide services to a unit, division, subsidiary or affiliate of the Competitor which is competitive with the business of the Company Group, (ii) I render no services to or on behalf of, and have no professional communications with any person engaging in services for or on behalf of, the competitive unit, division or subsidiary of the Competitor and (iii) I am not responsible (directly or indirectly) for the competitive unit, division or subsidiary of the Competitor and no person engaging in services for or on behalf of, the competitive unit, division or subsidiary of the Competitor reports to me (directly or indirectly).

“Restricted Capacity” means (a) any capacity during my employment with the Company Group or (b) with respect to the portion of the Non-Competition Period that follows the termination of my employment, any capacity to the extent involving any of the types of services that I provided to the Company Group at any time within the twenty-four (24)-month period immediately prior to the termination date of my employment with the Company Group.

“Restricted Territory” means any geographic areas: (i) in which the Company Group conducts business or provides products or services or is actively planning to do business providing products or services at the time of my termination of employment; or (ii) with respect to the portion of the Non-Competition Period that follows the termination of my employment, in any geographic areas I was assigned and/or responsible for during the during the twenty-four (24)-month period prior to the termination date of my employment with the Company Group.

E.    I agree that at no time after the termination of my employment with the Company Group shall I personally, on my own behalf, on behalf of or in conjunction with any other person, firm, company or other entity, or for the benefit of any other person, firm, company or other represent myself as being employed by the Company Group, other than as a former employee of the Company Group.

F.    Subject to the first sentence of Section 2(D) of this Agreement, I agree that at no time during the term of my employment with the Company Group and for a period of five (5) years thereafter shall I make any public statements, representations, or other communications, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, criticize, denigrate, or disparage any member of the Company Group or any of such members’ respective officers or directors, products, processes, policies, practices, standards of business conduct, or areas or techniques of research, manufacturing, or marketing. The foregoing shall not be violated by truthful statements in connection with legal process or inquiry by a governmental authority. I shall be permitted to make truthful statements in the course of performing my duties for the Company Group (including performance reviews) and to rebut false or misleading statements made about me by any of the foregoing individuals or entities. Likewise, Skillsoft agrees that at the time of my termination of employment, Skillsoft shall instruct the members of the Board and Skillsoft’s officers not to publicly criticize, denigrate or disparage me. Notwithstanding the foregoing, nothing in this Agreement shall preclude members of the Board or Skillsoft’s officers from making truthful statements that are required by applicable law, regulation, or legal process or to rebut false or misleading statements made by me.

G.    I agree that the restrictions imposed on me by this Section 7 extend to any actions by me (1) on my own account; (2) on behalf of any firm, company or other person; (3) whether alone or jointly with any other person; or (4) as a director, manager, partner, shareholder, employee or consultant of any other person.

H.    In signing this Agreement, I hereby give the Company Group assurance that I have carefully read and considered all of the restraints imposed on me hereunder, and have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Agreement, and have signed this Agreement knowingly and voluntarily. I agree without reservation, after taking legal advice and having regard to all the circumstances that the restrictions in this Section 7 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of the Company Group and the legitimate commercial interests of the Company Group and are reasonable in respect to subject matter, length of time and geographic area, and that they do not unreasonably impose limitations on my ability to earn a living. I therefore agree that the Company Group, in addition to any other remedies available to it, will be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by me of any such covenants, without having to post bond. So that the Company Group may enjoy the full benefit of the covenants contained in this Section 7, I agree that the Non-Solicitation Period will be tolled, and will not run, during the period of any breach by me of such covenants with respect to such covenant and so long as the Company Group makes reasonable attempts to cause me to cease such violation. I agree that each member of the Company Group will have the right to enforce my obligations to such member of the Company Group under this Agreement. The Company Group and I agree that:

(1)    each restriction shall be read and construed independently of the other restrictions so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining restrictions shall not be affected; and

(2)    if any restriction is found by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities but would be valid and enforceable if some part of it were deleted or reformed, the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable to the maximum extent permitted by law.

I.    The Company Group and I agree that this Section 7 shall not prohibit me from making a Permitted Investment.

J.    I acknowledge and agree that any claimed breach of this Agreement or other violation of law attributed to the Company Group, or change, whether material or immaterial, to the terms of my engagement, or my position, title, duties, salary, benefits, and/or compensation with the Company Group (other than material failure to pay or provide any compensation, vesting or severance amounts then due and owing that has not been cured following thirty (30) days’ written notice thereof to the Board), shall not affect my obligations under this Agreement, or affect the validity or enforceability of this Agreement.

8.    Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit D hereto.

9.    Representations. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company Group. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith and the Company Group acknowledges that I executed an employment agreement with my prior employer that contained, non-solicit, non-compete and confidentiality provisions which I represent I will not be in breach of as a result of my employment with the Company Group.

10.         Mutual Arbitration Agreement and Equitable Relief.

A.         Arbitration. The Federal Arbitration Act (9 U.S.C. § 1 et seq.) applies to Section 10’s arbitration agreement which evidences commerce. Any and all controversies, claims or disputes involving me and the Company Group and/or any (1) past present, or future parents, subsidiaries, affiliates, related companies, and d/b/a’s; (2) any officers, directors, shareholders, employees or agents, (3) any benefit plans of the Company Group in their capacity as such or otherwise; or (4) any successors and assign, arising under or with respect to this Agreement or arising out of, relating to or resulting from my past, current, or future employment with the Company Group or termination form the Company group (collectively, “Covered Claims”) shall be resolved by a single arbitrator exclusively through final and binding arbitration between me and the Company Group and not by way of court or jury trial. The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, validity, scope, applicability, enforceability, or waiver of this arbitration agreement including, but not limited to, any claim that all or any part of Section 10 is void or voidable. However, the preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the Class Action Waiver or PAGA Individual Action Requirement below. Notwithstanding any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement (including without limitation the AAA Rules discussed below) or any amendments and/or modifications to those rules, any claim that the Class Action Waiver, PAGA Individual Action Requirement, or any portion of the Class Action Waiver or PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator. This arbitration clause shall survive the termination of my employment with the Company Group.

B.         Limitations and Claims not covered. Claims not covered by this arbitration agreement include: (1) claims for workers’ compensation benefits, state disability insurance and unemployment insurance benefits; however, it applies to discrimination or retaliation claims based upon seeking such benefits; (2) claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act of 1974 (“ERISA”); (3) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; (4) disputes between the parties that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203); and (5) disputes that may not be subject to pre-dispute arbitration agreement under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act (at the election of Employee). If any claim(s) not covered under this Agreement above are combined with claims that are covered under this Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Agreement.

C.         Class and Collective Actions. I agree that Covered Claims will only be arbitrated on an individual basis only, and that Company Group and I both waive any right for any Covered Claim to be brought, heard, decided, or arbitrated as a class action, collective action, or one involving different employees and the arbitrator will have no authority to hear preside over any such claim (“Class Action Waiver”). I further agree to refrain from joining and to take all available measures to affirmatively opt out of any legal proceeding in which any person or entity asserts or attempts to assert a claim against the Company Group and/or any (i) past present, or future parents, subsidiaries, affiliates, related companies, and d/b/a’s; (ii) any officers, directors, shareholders, employees or agents, (iii) any benefit plans of the Company Group in their capacity as such or otherwise; or (iv) any succors and assign. If there is a final judicial determination that the Class Action Waiver is unenforceable and that a class or collective action may proceed notwithstanding the existence of this Agreement, the Arbitrator is nevertheless without authority to preside over a class or collective action and, in that event, any class or collective action must be brought in a court of competent jurisdiction—not in arbitration.

D.         Private Attorney General Act (“PAGA”) Individual Action Requirement. The Company Group and I agree to arbitrate any PAGA claims on an individual basis only. Therefore, any Covered Claim brought by me to recover statutory penalties, or other individual relief must be arbitrated under this arbitration agreement (“PAGA Individual Action Requirement”.) The arbitrator is without authority to preside over any PAGA claim by You on behalf of any other person or joined by or consolidated with another person’s or entity’s PAGA claim. This PAGA Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but the portion of the PAGA Individual Action Requirement that is enforceable will be enforced in arbitration.

E.         Procedure. The Company Group and I agree that either party may invoke arbitration, that any arbitration will be administered by the American Arbitration Association (“AAA”), and that the Employment Arbitration Rules and Mediation Procedures in effect at the time a demand for arbitration is filed will apply, except as follows: (1) I will not be responsible for any portion of AAA’s initial filing fees in excess of the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted and the Company Group shall pay any remaining portion of the initial fee and will pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees; (2) unless the parties jointly agree otherwise, the arbitrator must be an attorney experienced in employment law and licensed to practice law in the state in which the arbitration is convened, or a retired judge from any jurisdiction; (3) the arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the Arbitrator, and no remedies that otherwise would be available to an individual under applicable law will be forfeited; (4) unless otherwise agreed in writing by the parties, the arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted and any such claims must be brought to arbitration within the statute of limitations for bringing such claims in court or before the appropriate administrative agency, as applicable; (5) the arbitrator shall have the authority to issue an award or partial award without conducting a hearing on the grounds that there is no claim on which relief can be granted or that there is no genuine issue of material fact to resolve at a hearing, consistent with Rules 12 and 56 of the Federal Rules of Civil Procedure; (6) either party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure; (7) the Federal Rules of Evidence shall apply to the proceeding; (8) the decision of the arbitrator shall be in writing, setting forth the reasons for the arbitrator’s determination and shall be final and binding on all parties; (9) the arbitrator’s authority shall be limited to deciding the case submitted by the Party bringing the arbitration and, therefore, no decision by any arbitrator shall serve as precedent in other arbitrations. The Employment Arbitration Rules and Mediation Procedures can be found on the AAA’s website at: www.adr.org/employment. Unless the parties jointly agree otherwise, the arbitration shall take place in take place in Boston, Massachusetts. Any party or witness who is unable to appear at the arbitration in person is permitted, in the arbitrator’s discretion, to appear by telephone or video conference. Should either party fail to appear or participate in the arbitration proceedings, the arbitrator may decide the dispute on the evidence presented in the proceeding by the appearing party.

F.         Arbitration as the Exclusive Remedy. Except as provided by this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute involving any Covered Claim between me and the Company Group. Accordingly, except as provided for by this Agreement, neither I nor the Company Group will be permitted to pursue court action regarding Covered Claims. Notwithstanding the foregoing, it is specifically understood and agreed that any party hereto may enforce any award rendered pursuant to the arbitration by bringing suit in any court of competent jurisdiction.

G.         Availability of Temporary Injunctive Relief in Aid of Arbitration. Notwithstanding the exclusivity provisions above, either party may petition a court of law for temporary or preliminary injunctive relief to temporarily enforce a restriction in this Agreement or any other agreement regarding trade secrets, confidential information, non-competition, non-solicitation or no-hire covenants, pending resolution of the merits of any arbitrable controversy through arbitration. All determinations of final relief, however, will be decided in arbitration. The parties understand that any breach or threatened breach of such an agreement may cause irreparable injury and that money damages may not provide an adequate remedy, and the parties therefore consent to seeking the issuance of a temporary and/or preliminary injunction in such circumstances, acknowledging that an arbitration ultimately will resolve the parties’ underlying dispute.

H.         Administrative Relief. I understand that this Agreement does not prohibit me from making a report or filing an administrative charge with a local, state or federal administrative body such as a state human rights commission or department of fair employment and housing, including, the Equal Employment Opportunity Commission, US. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, state unemployment board, the Workers’ Compensation Board or any law enforcement agency. This Agreement does, however, preclude me from recovering money damages in the context of such a proceeding or pursuing a court action regarding any such claim. Nothing in this Agreement prevents or excuses a party from exhausting administrative remedies by filing any charges or complaints required by any governmental agency (including without limitation the Equal Employment Opportunity Commission and/or similar state or local agency) before bringing a claim in arbitration.

I.         Voluntary Nature of Agreement. I acknowledge and agree that I am executing Section 10 and the Agreement to arbitrate voluntarily and without any duress OR UNDUE INFLUENCE BY The company group OR ANYONE ELSE. I FURTHER ACKNOWLEDGE and agree that I have carefully read Section 10 and that I have asked any questions NECESSARY for me to understand the terms, consequences and binding effect of Section 10’s Agreement to arbitrate. I FURTHER ACKNOWLEDGE and AGREE THAT I fully understand THIS AGREEMENT to arbitrate, AND that I am knowingly, voluntarily and irrevocably waiving my right to bring a lawsuit in court and my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement. I ACKNOWLEGE MY VOLUNTRILY ACCEPTANCE OF SECTION 10 BY MY SIGNATURE HERE:

Signature

Ronald W. Hovsepian
Name of Employee (typed or printed)

11.         General Provisions.

A.    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the Commonwealth of Massachusetts.

B.    Entire Agreement. This Agreement along with my offer letter to which this Agreement is appended (and the incentive award agreements referenced in the Letter Agreement), sets forth the entire agreement and understanding between the Company Group and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the Company Group and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

C.    Severability. In the event that the provisions of Section 10 prohibiting class action, collective action, mass action, or other multi-party proceedings are deemed void or unenforceable, the parties’ agreement to arbitrate and all of Section 10 shall be deemed void and of no effect, with the remainder of this Agreement surviving as if it did not include Section 10. If any other provision(s) of this Agreement are deemed void or unenforceable, the remaining provisions will continue in full force and effect.

D.    Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company Group, its successors, and its assigns.

E.    Acknowledgement. I acknowledge that (1) the Company provided me with notice of the restrictive covenants contained in this Agreement by the earlier of (a) the date of a formal offer of employment from the Company Group or (b) ten (10) business days before the commencement of employment with the Company, (2) I have been and am hereby advised of my right to consult an attorney before signing this Agreement, and (3) I have carefully read this Agreement and understand and agree to all of the provisions in this Agreement.

[Signature Page Follows]

Execution Version

Date:

Signature

Ronald W. Hovsepian
Name of Employee (typed or printed)

Annex III

Waiver and Release Agreement

SEPARATION AND RELEASE AGREEMENT

1.

Parties. The parties to this Separation and Release Agreement (this “Agreement”) are Ronald W. Hovsepian, the Employee (for yourself, your family, beneficiaries and anyone acting for you) (“you”), and your Employer, Skillsoft Corp. (the “Company”). Reference is made to the letter agreement, dated as of September 4, 2024 between you and the Company (the “Employment Agreement”), which conditions certain payments and benefits on your execution (and non-revocation) of a release of claims. Accordingly, in consideration of such payments and benefits, to which you are not otherwise entitled, you agree to the following:

2.

General Release. On your own behalf and on behalf of your heirs, executors, administrators, beneficiaries, representatives, successors and assigns, and all others connected with or claiming through you, you hereby release the Company (plus its parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past, present, and future directors, officers, employees, shareholders, employee benefits plans, administrators, trustees, agents, representatives, consultants, predecessors, successors and assigns, and all those connected with any of them, in their official and individual capacities (collectively, the “Releasees”) from all causes of action, suits, rights and claims, demands, damages and compensation, whether at law or in equity, of any type to date, known or unknown, suspected or unsuspected, contingent or otherwise, to the fullest extent allowed by law, with respect to anything to do with your employment and/or other relationship with the Company or the end of your employment and/or other relationship with the Company, and including but not limited to those related to:

●

pay, compensation, or benefits (whether under the federal Fair Labor Standards Act or otherwise) including bonuses, commissions, equity, expenses, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits, except as set forth in the Employment Agreement;

●	compensatory, emotional or mental distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

●	violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

●

unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

●

discrimination, harassment or retaliation based on age (including Age Discrimination in Employment Act or “ADEA” claims), benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, gender identity and expression, genetic information, immigration status, income source, jury duty, leave rights, military status, national origin, parental status, reproductive health decisionmaking, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower claims in court (including under Sarbanes-Oxley, Dodd-Frank, and the False Claims Act claims), other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination, harassment or retaliation, failure to accommodate or failure to engage in the interactive process; or any claim pursuant to Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or the Employee Retirement Income Security Act;

1 Note to Draft:  To be updated for changes in law consistent with updates to the company’s general form.

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●	any participation in any class or collective action against any Releasee; and

●

all claims or rights arising under the Massachusetts Payment of Wages Law, G.L. c.149; the Massachusetts Fair Employment Practices Act, G.L. c.151B; and An Act Relative to Domestic Violence, M.G.L. ch. 149, s. 52E.

3.

Release Exclusions and Other Exceptions. Nothing in this Agreement restricts your rights with respect to claims or disputes that arise after the date you sign this Agreement or the factual basis thereof, including but not limited to: claims for breach of this Agreement; and claims that cannot be waived, such as for unemployment or worker’s compensation benefits. Nothing in any part of this Agreement limits your rights to: (i) file a charge or complaint with any administrative agency, such as the U.S. Equal Employment Opportunity Commission or the National Labor Relations Board, or a state fair employment practices agency, or the U.S. Securities and Exchange Commission (SEC), or communicate directly with or provide information (including testimony) to an agency, or otherwise participate in an agency proceeding; or (ii) communicate with law enforcement or your attorney. You nonetheless give up all rights to any money or other individual relief based on any agency or judicial decision, including class or collective action rulings. However, you may seek and receive money properly awarded by the SEC as a reward for providing information to that agency. In addition, nothing in this Agreement restricts your rights to claims or disputes with respect to the following: claims for vested accrued benefits and compensation under the Company’s plans and arrangements; claims for indemnification or coverage under the Company’s applicable directors’ and officers’ liability insurance policies; and claims for amounts due you under the Employment Agreement.

4.

Promise Not To Sue. A “promise not to sue” means you promise not to sue any Releasee in court. This is different from the General Release above. Besides releasing claims covered by the General Release, you agree never to sue any Releasee for any reason covered by the General Release. Despite this Promise Not To Sue, however, you may file suit to enforce this Agreement or to challenge its validity under the ADEA. If you sue a Releasee in violation of this Agreement you shall be required to pay that Releasee’s reasonable attorney fees and other litigation costs incurred in defending against your suit.

5.	Whistleblowing. You agree that (i) no one has interfered with your ability to report within the Company possible violations of any law, and (ii) it is the Company’s policy to encourage such reporting.

6.

No Future Employment. You recognize that your employment and/or other relationship with the Company has been permanently severed and that you have no right to be rehired by the Company under any circumstances, nor are you entitled to any preference in hiring based on your prior employment and/or other relationship with the Company or your signature on this Agreement.

7.

Non-Admission. Nothing contained in this Agreement nor any payment under this Agreement or the Employment Agreement are an admission that you have a viable claim against the Company or any other Releasee and you are not admitting any liability by signing this Agreement. Each Releasee denies all liability.

8.

Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the Commonwealth of Massachusetts, without regard to its choice of law provisions.

9.

Severability. If a court finds any part of this Agreement unenforceable, that part shall be modified and the rest enforced. If a court (or arbitrator) finds any such part incapable of being modified, it shall be severed and the rest enforced.

10.

Enforcement. If you breach this Agreement, the Company shall be entitled to seek preliminary and permanent injunctive relief, plus any additional relief determined to be appropriate. A decision not to enforce this Agreement does not waive future enforcement.

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11.

Entire Agreement. This Agreement is the complete understanding between you and the Company. It replaces any other agreements, representations or promises, written or oral, excluding your and the Company’s obligations under the Employment Agreement or under any other agreement (including equity awards) between you and the Company that survive the termination of your employment and/or other relationship with the Company by the terms thereof.

12.

Time to Consider. You have 21 days to consider this Agreement after receiving it. You must sign and return this Agreement to the Company during this review period if you want to receive the separation pay/benefits listed at the beginning of this Agreement.

13.

Time to Revoke. After you sign this Agreement, you have seven (7) days to revoke it by sending written notice of revocation to the representative of the Company signing below. This Agreement is not effective or enforceable until the revocation period expires. If you revoke this Agreement, you will not receive the separation pay/benefits referenced at the beginning of this Agreement.

14.	Other Representations. You agree:

●	You have received all pay, compensation, benefits, leave, time off, and/or expense reimbursements you are due to date, including for overtime or vacation/PTO;

●	You have not suffered any on‑the-job injury for which you have not already filed a claim, and the end of your employment is not related to any such injury;

●	You do not have any pending lawsuits against the Company;

●	You were advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below;

●	You have had the opportunity to negotiate this Agreement with the Company, and this Agreement shall not be construed for or against either party as a drafter of its terms;

●	You have relied on your own informed judgment, or that of your attorney if any, in deciding whether to sign this Agreement; and

●	You are signing this Agreement knowingly and voluntarily and have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

By:
Ronald W. Hovsepian	(Date)		Skillsoft Corp.	(Date)

Name:
Title:

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